EXHIBIT 10.125

    $21,000,000 CONVERTIBLE SECURED PROMISSORY NOTE DATED DECEMBER 31, 1995
                      TO SILVER FAITH DEVELOPMENT LIMITED

                       CONVERTIBLE SECURED PROMISSORY NOTE


U.S. $21,000,000                                               December 31, 1995
                                                              Irvine, California


         FOR VALUE RECEIVED, Nona Morelli's II Inc., a corporation organized under the laws of the United States, State of Colorado, with its principal place of business in California ("Maker"), hereby promises to pay to Silver Faith Development Limited, a corporation organized under the laws of Hong Kong ("Payee" or "Holder") the principal sum of Twenty One Million Dollars (US$21,000,000) payable, including all principal and accrued interest, at the rate of eight percent (8%) per annum, on December 31, 1996 (the "Due Date"). This Convertible Secured Promissory Note (the "Note") is issued by Maker pursuant to the Asset Purchase Agreement dated September 28, 1995 (the "Purchase Agreement").

         To secure the payment of this Note, Maker hereby grants to the Payee, pursuant to a Security Agreement dated of even date between Maker and Holder a security interest in the real property set forth in Exhibit "A" hereto (the "Collateral"). Upon default, the Holder may resort to any remedy against the Collateral available to a secured party under the Uniform Commercial Code; provided, however, that notwithstanding anything contained herein to the contrary this Note is non-recourse and Holder may not maintain an action against Maker.

         All documents and instruments now or hereafter evidencing and/or securing the indebtedness evidenced hereby or any part thereof, including but not limited to this Note and the Security Agreement of even date, are sometimes collectively referred to herein as the "Security Documents."

         All agreements in this Note and all other Security Documents are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount agreed to be paid hereunder for the use, forbearance or detention of money exceed the highest lawful rate permitted under applicable usury laws. If, for any circumstance whatsoever, fulfillment of any provision of this Note or any other Security Document at the time performance of such provision shall be due, shall involve exceeding any usury limit prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to allow compliance with such limit, and if, from any circumstance whatsoever, Payee shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and shall be canceled automatically or, if theretofore paid, such excess shall be credited against the principal amount of the indebtedness evidenced hereby to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be refunded immediately to Maker. Maker and Payee affirm that the indebtedness evidenced represents the total consideration for the Property being acquired by Maker pursuant to the Purchase Agreement.

         Maker shall pay to Payee all reasonable costs, expenses, charges, disbursements and attorneys' fees incurred by Payee following an Event of Default in collecting, enforcing or protecting this Note or any other Security Document, whether incurred in or out of court, including appeals and bankruptcy proceedings.

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         If Maker utilizes the Collateral in any way to secure financing,  Maker agrees to pay the net proceeds of such financing to Payee to the extent of the principal balance of the Note, and all accrued and unpaid interest, before distributing any of such financing proceeds for other purposes.

         Notwithstanding the Due Date referenced above, this Note shall not be due and payable prior to the expiration of three (3) calendar months after the full completion of construction of the Collateral.

         The unpaid principal balance of this Note is convertible, in whole or in part, into shares of the Maker's common stock. Such option to convert this
Note into shares of Maker's common stock becomes exercisable thirty (30) days prior to the Delivery Date (as defined in the Purchase Agreement) and remains in effect until this Note is converted or paid in full. The price at which Holder may convert shall be determined by dividing the unpaid principal balance on the Note by the ten (10) day moving average bid price for such stock immediately preceding the date of notice to convert.

         Each of the following events or occurrences shall constitute an "Event of Default" hereunder: (a) if default is made in the payment of any installment hereunder, or of any monetary amount payable hereunder, under the terms of any Security Document, or under the terms of any other obligation of Maker to Payee hereunder, within thirty (30) days following the date the same is due; (b) if default is made in the performance of any other promise or obligation described herein, in any Security Document, or in any other document evidencing or securing any indebtedness of Maker to Payee following thirty (30) days prior notice to Maker of such default and the failure of Maker to cure such default within said thirty (30) day period; (c) if Maker shall execute an assignment of any of its property for the benefit of creditors, fail to meet any obligations herein described, be unable to meet its debts as they mature, suspend its active business or be declared insolvent by any court, suffer any judgment or decree to be rendered against it in an amount greater than US$10,000, suffer a receiver to be appointed for any of its property, voluntarily seek relief or have involuntary proceedings brought against it under any provision now in force or hereinafter enacted of any law relating to bankruptcy, or forfeit its charter, dissolve, or terminate its existence; (d) if any writ of attachment, garnishment or execution shall be issued against Maker; (e) if any tax lien be assessed or filed against Maker; (f) if any warranty, representation or statement made or furnished to Payee by or on behalf of Maker, including but not limited to any information provided to Payee in conjunction with the Purchase Agreement.

         Upon the occurrence of any Event of Default, which is not cured within thirty (30) days after notice of such default is given by Payee or at any time thereafter when any Event of Default may continue, Payee may, at its option and in its sole discretion, declare the entire balance of this Note to be immediately due and payable, and upon such declaration all sums outstanding and unpaid under this Note shall become and be in default, matured and immediately due and payable, without presentment, demand, protest or notice of any kind to Maker or any other person, all of which are hereby expressly waived, anything in this Note or any other Security Document to the contrary notwithstanding.

         Payee and Maker hereby agree to trial by court and irrevocably agree to waive jury trial in any action or proceeding (including but not limited to any counterclaim) arising out of or in any way related to or connected with this Note or any other Security Document, the relationship created thereby, or the origination, administration or enforcement of the indebtedness evidenced and/or secured by this Note or any other Security Document.

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         This  Note has been  delivered  to Payee and  accepted  by Payee in the
County of Orange, State of California, and shall be governed and construed generally according to the laws of said State except to the extent that creation, validity, perfection or enforcement of any liens or security interests securing this Note are governed by the laws of another jurisdiction. Venue of any action brought pursuant to this Note or any other Security Document, or relating to the indebtedness evidenced hereby or the relationships created by or under the Security Documents shall, at the election of the party bringing the action, be brought in the Superior Court of the State of California in Orange County or a United States federal court located in or having jurisdiction over Orange County. Maker and Payee each waives any objection to the jurisdiction of or venue in any such court and to the service of process issued by such court and agrees that each may be served by any method of process described in the Code of Civil Procedure of the State of California or United States Federal Rules of Civil Procedure. Maker and Payee each waives the right to claim that any such court is an inconvenient forum or any similar defense.

         If, in any jurisdiction, any provision of this Note shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Note, and this Note shall be construed, to the extent of such invalidity, illegality or unenforceability (and only to such extent) as if any such provision had never been contained herein. Any such holding of invalidity, illegality or unenforceability in one jurisdiction shall not prevent valid enforcement of any affected provision if allowed under the laws of another relevant jurisdiction.

         No waiver by the holder of any payment or other right under this Note shall operate as a waiver of any other payment or right.

         As used in this Note, the term "person" shall include, but is not limited to, natural persons, corporations, partnerships, trusts, joint ventures and other legal entities, and all combinations of the foregoing natural persons or entities, and the term "obligation" shall include any requirement to pay any indebtedness and/or perform any promise, term, provision, covenant or agreement included or provided for in this Note or any other Security Document.

         This Note and any and all certificates issued in replacement thereof or in exchange therefor, will bear a restrictive transfer legend in the following form:

         THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), BUT HAVE BEEN ISSUED IN RELIANCE UPON REGULATION S PROMULGATED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO A "U.S. PERSON" (AS DEFINED IN REGULATION S) OR TO ANY PERSON WITH A UNITED STATES ADDRESS DURING THE RESTRICTED PERIOD FOLLOWING ISSUANCE OF THE SECURITIES. FOLLOWING EXPIRATION OF THE RESTRICTED PERIOD, ANY RESALE OR TRANSFER OF THE SECURITIES TO A U.S. PERSON OR INTO THE UNITED STATES MUST BE MADE IN ACCORDANCE WITH REGULATION S, PURSUANT TO AN
         EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

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



         Executed by the undersigned the year and day first above written.

                                        NONA MORELLI'S II INC.



                                        By:  /s/  Fred G. Luke
                                           ------------------------------------
                                        Name:     Fred G. Luke
                                        Title:    Chief Executive Officer

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